Exhibit 99.1

Contact:	Meghan Dalton	John Allen
	Intersil Investor Relations	Intersil Public Relations
	Tel: (321) 729-5738	Tel: (321) 729-4928
	E-Mail: mdalton@intersil.com	E-Mail: jallen02@intersil.com

Intersil Corporation Reports Increased First Quarter 2004

Revenue and Earnings; Declares Quarterly Dividend

— Increases revenue and income from prior year and the fourth quarter

— Expands gross margins to 57%

— Grows earnings per share by 90% from the prior year

Milpitas, Calif., April 21, 2004 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, today reported financial results for the first quarter ended April 2, 2004. On a generally accepted accounting principles (GAAP) basis, net revenue was $137.4 million, an increase of 1% from the fourth quarter of 2003 and 19% from the first quarter of 2003. GAAP net income was $27.3 million or $0.19 per diluted share of common stock for the first quarter of 2004. This compares to net income of $23.7 million or $0.17 per diluted share for the fourth quarter of 2003 and $13.7 million or $0.10 per diluted share for the first quarter of 2003.

In addition to GAAP reporting, Intersil reports operating and net income or loss, as well as earnings per share, on a non-GAAP basis. This non-GAAP earnings information excludes amortization of intangibles and other unusual items, such as gains or losses on strategic investments or exited product groups, impairment and restructuring costs and related tax effects. Intersil believes this non-GAAP earnings information provides meaningful insight into the company’s ongoing performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. Intersil also uses this information internally to evaluate and manage the company’s operations and to determine incentive compensation. A reconciliation between GAAP and non-GAAP net income is included in the tables below.

Non-GAAP net income for the first quarter was $26.4 million or $0.19 per diluted share of common stock. This compares to non-GAAP net income of $25.8 million or $0.18 per diluted share for the fourth quarter of 2003 and $18.0 million or $0.13 per diluted share for the first quarter of 2003.

—more—

Intersil First Quarter Earnings, Page Two

“Based on continued strong end market demand for Intersil’s products, 2004 is off to an excellent start,” said Rich Beyer, Intersil’s president and CEO. “Our first quarter orders grew nearly 10% from the fourth quarter, and we saw particular strength in our general purpose products across a wide range of customers and applications. We are very pleased with our performance in the first quarter, growing both revenue and earnings from the prior year and the previous quarter, and we feel that our new products and design win successes across all product areas will result in continued strong sequential growth for the remainder of the year.”

Intersil’s sales remain well balanced across four high growth end markets: high-end consumer (20% of sales), computing (26%), communications (27%) and industrial (27%). Gross margins improved again in the first quarter to 57.0%, driven primarily by strong growth from the company’s general purpose standard products. Intersil generated nearly $30 million in cash flow from operations and exited the quarter with $963 million in cash and marketable investments.

As a result of Intersil’s continued profitability, strong balance sheet position and business outlook, the company’s board of directors has declared a quarterly dividend of $0.03 per share of common stock. Payment of the dividend will be made on May 21, 2004 to shareholders of record as of the close of business on May 12, 2004. During the quarter, the company bought back approximately $30 million, or 1.2 million shares of stock, under its previously announced stock repurchase program.

Strategic Updates

Intersil announced during the first quarter, a definitive agreement to acquire Xicor, Inc., in a cash and stock transaction. With this acquisition, Intersil advances its position as a high performance analog leader, significantly expands its portfolio of general purpose standard analog products and reinforces its strength in high growth end markets. The company expects the transaction to close by the end of June, following customary regulatory approvals and a Xicor shareholders vote.

During the quarter, the company also announced a change in manufacturing strategy and its expanded relationship with foundry partner, IBM. Intersil intends to move its internal sub-micron manufacturing to IBM’s Burlington, Vermont facility and will focus its remaining internal manufacturing on the company’s analog products fabricated on greater than 1um proprietary processes. Intersil expects this change in manufacturing strategy to provide its customers with access to leadership process technology and a consistent and dependable source of supply, while enabling additional improvement in its overall gross margins.

—more—

Intersil First Quarter Earnings, Page Three

Business Outlook

Looking ahead, Beyer said, “We continue to experience overall strength in orders and end market demand. Our book-to-bill ratio was well above one in the first quarter and our orders were the highest in the history of the company. We now expect our second quarter revenue to grow between 4-6% from the first quarter, driven by the increasing acceptance of our new products across a broad and expanding set of markets. We expect second quarter gross margins of 57% and earnings per share to increase to approximately $0.20.”

“We continue to improve our financial results as a high performance analog company. Intersil has grown revenue sequentially nine out of the last ten quarters and is well positioned to continue this trend during 2004. We have also made significant improvements in our operating model, growing income even faster than revenue.” Concluded Beyer, “Strategically, we are very excited about our acquisition of Xicor, which further solidifies Intersil as a high performance analog leader and we’re looking forward to continued success as a combined company.”

Investors and interested parties within the United States may listen to the Intersil conference call today at 1:45 p.m. PT/4:45 p.m. ET by dialing (877) 915-2768 and providing the operator with the pass code INTERSIL. International callers may connect to the call by dialing (773) 756-4619. A replay of the Intersil conference call will be available for one week beginning on April 21 at 6:00 p.m. PT/9:00 p.m. ET by calling (800) 873-2162 in the US or (402) 220-4767 internationally. Confirmation code for the replay is INTERSIL. A live webcast will also be available on Intersil’s Investor Relations homepage at http://www.intersil.com/investor. A replay will be available until April 28, 2004. A copy of this press release may be found on Intersil’s website at http://www.intersil.com/cda/pressroom.

About Intersil

Intersil Corporation, a NASDAQ-100 Index company, is a leader in the design and manufacture of high performance analog semiconductors. The company’s products address three of the industry’s fastest growing markets: flat panel displays, optical storage (CD and DVD recordable) and power management. Intersil products include power management devices for battery management, hot-swap and hot-plug controllers, linear regulators, supervisory ICs, switching DC-DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and rad-hard applications. For more information about Intersil or to find out how to become a member of our winning team, visit the company’s web site and career page at www.intersil.com.

FORWARD LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil Corporation’s (“Intersil”) management’s current expectations, estimates, beliefs, assumptions, and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Intersil filings with the U.S. Securities and Exchange Commission (“SEC”) (which you may obtain for free at the SEC’s web site at www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

Intersil Corporation

Income Statement

(In millions, except per share amounts)

	Three Months Ended
	Apr 2, 2004	Apr 4, 2003
Net sales	$137.4	$115.6
Cost of product sales	59.1	49.8

Gross margin	78.3	65.8
Expenses:
Research and development	24.6	21.0
Selling, general & administrative	21.5	22.3
Unearned compensation	1.6	3.3
Intangible amortization	1.2	1.9
Impairment of long-lived assets	27.0	—
Restructuring and severance related expenses	—	1.3

Operating income	2.4	16.0
Gain on investment securities	3.8	—
Gain on sale of certain operations disposed of during 2001	—	1.4
Interest income, net	3.1	2.2

Income from continuing operations before taxes	9.3	19.6
Income tax provision (benefit)	(13.8)	5.2

Income from continuing operations	23.1	14.4
Income (loss) from operations of discontinued Wireless Networking product group	6.9	(1.1)
Income tax provision (benefit) from discontinued operations	2.7	(0.4)

Income (loss) from discontinued operations	4.2	(0.7)

Net income	$27.3	$13.7

Earnings (loss) per share
Basic
Continuing operations	$0.17	$0.11
Discontinued operations	0.03	(0.01)

Net Income per share	$0.20	$0.10

Diluted
Continuing operations	$0.16	$0.11
Discontinued operations	0.03	(0.01)

Net Income per share	$0.19	$0.10

Weighted average shares
Basic	138.0	136.6

Diluted	140.8	140.2

Intersil Corporation

Financial Summary (Non-GAAP)

(In millions, except per share amounts and percentages)

	Three Months Ended
	Apr 2, 2004	Apr 4, 2003
Net sales	$137.4	$115.6
Gross margin	$78.3	$66.3
% of Sales	57.0%	57.4%
Research and development	$24.6	$21.0
Selling, general & administrative	21.5	22.3
Operating Income	$32.2	$23.0
% of Sales	23%	20%
Interest income	$3.1	$2.2
Pretax Income	$35.3	$25.2
Net income	$26.4	$18.0
% of Sales	19%	16%

Earnings Per Share
Basic	$0.19	$0.13
Diluted	$0.19	$0.13

Weighted Average Shares
Basic	138.0	136.6
Diluted	140.8	140.2

NOTE: This financial summary excludes amortization of intangibles and unearned compensation, unusual items, and income from discontinued operations. These adjustments are included in the Financial Bridge table.

Intersil Corporation

Financial Bridge GAAP to Non-GAAP Continuing Operations

(In millions, except per share amounts)

	Three Months Ended
	Apr 2, 2004	Apr 4, 2003
Net income (loss) on GAAP basis:	$27.3	$13.7
Amortization of intangible assets and unearned compensation	2.8	5.7
Impairment of long-lived assets	27.0	—
Restructuring & severance related expenses	—	1.3
(Gain) on investments	(3.8)	—
(Gain) on sale of operations disposed of during 2001	—	(1.4)
(Gain)/Loss from discontinued operations	(6.9)	1.1
Associated tax effects of above items	(4.3)	(2.4)
Tax gain resulting from audit settlement	(15.7)	—

Net income on Non-GAAP basis:	$26.4	$18.0
Diluted adjusted Non-GAAP earnings per share	$0.19	$0.13
Diluted weighted average common shares outstanding	140.8	140.2

Intersil Corporation

Balance Sheets

(In millions)

	Apr 2, 2004	Jan 2, 2004
Assets
Current Assets
Cash & short-term investments	$751.0	$819.6
Trade receivables, net	76.4	76.7
Inventories, net	86.1	83.6
Prepaid expenses and other current assets	11.0	10.5
Deferred income taxes	25.3	39.8

Total Current Assets	949.8	1,030.2
Other Assets
Property, plant & equipment, net	120.9	153.4
Intangible assets	1,088.5	1,090.9
Deferred income taxes	11.4	9.5
Held-to-maturity investments	211.7	144.5
Other	10.9	20.3

Total Other Assets	1,443.4	1,418.6

Total Assets	$2,393.2	$2,448.8

Liabilities and Shareholders’ Equity
Current Liabilities
Trade account payables	$21.5	$20.8
Income taxes payable	37.2	84.0
Deferred revenue	11.6	12.1
Other accrued items	69.8	79.8

Total Liabilities	140.1	196.7

Total Shareholders’ Equity	2,253.1	2,252.1

Total Liabilities and Shareholders’ Equity	$2,393.2	$2,448.8